SENIOR EXECUTIVE RETENTION AGREEMENT (the “Agreement”), dated as of March 24, 2011 (the “Effective Date”) by and between the SRA International, Inc., a Delaware corporation (the “Company”) and Jeff Rydant  (the “Executive”).

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company and its affiliated companies will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Potential Change in Control or a Change in Control of the Company. The Board believes that it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by the circumstances surrounding a Potential Change in Control or a Change in Control and to encourage the Executive’s full attention and dedication to the Company and its affiliated companies currently and in the event of any Potential Change in Control or Change in Control (and, under certain circumstances, in the event of the termination or abandonment of a Change in Control transaction), and to provide the Executive with compensation and benefits arrangements which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement. Capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in Appendix A.

1. Term. The “Term” of this Agreement is the period commencing on the Effective Date and ending on the second anniversary thereof; provided, however, that commencing on the first anniversary of the Effective Date, and on each annual anniversary thereof (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Term shall be automatically extended so as to terminate two years from such Renewal Date, unless at least six months prior to the Renewal Date the Board shall give written notice to the Executive that the Term not be so extended. Notwithstanding any notice to the Executive that the Term shall not be extended, the Term shall automatically be extended so as to expire two years following the date of any Agreement Trigger. In the event a Change in Control occurs during the Term, the Term shall be further extended until the end of the Employment Period or, if longer, until the Company has satisfied all of its obligations hereunder.

2. Employment Period. Subject to the terms and conditions of this Agreement, the Company hereby agrees to continue the Executive in the employ of the Company or one of its affiliates for the period commencing on the first date on which a Change in Control occurs during the Term and ending on the second anniversary of such date (the “Employment Period”).

3. Termination of Employment.

(a) Termination. The Executive’s employment during the Employment Period (i) shall automatically be terminated upon the Executive’s death, (ii) may be terminated by the Company due to the Executive’s Disability, (iii) may be terminated by the Company with or without Cause and (iv) may be terminated by the Executive with or without Good Reason.

(b) Qualifying Termination. Subject to this Section 3(b), if, and only if, the Executive is terminated during the Employment Period (i) by the Company for any reason other than (A) Cause or (B) due to the Executive’s Disability or death or (ii) by the Executive for Good Reason (a “Qualifying Termination”), the Executive shall be entitled to the payments and benefits described in Section 4.

(c) Disability. The Company may terminate the Executive’s employment during the Employment Period due to the Executive’s Disability. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period, it may give to the Executive written notice in accordance with Section 13(b) of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”).

(d) Notice of Termination. Any termination of the Executive (other than due to the Executive’s death) during the Employment Period by the Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(b).

4. Obligations of the Company upon a Qualifying Termination: If the Executive’s employment with the Company and its affiliates is terminated in a Qualifying Termination described in Section 3(b):

(a) The Company shall pay or provide the Executive’s Accrued Obligations.

(b) Contingent upon the Executive executing, delivering and not revoking, and the expiration of any applicable revocation period applicable to, a general release in the form attached hereto as Exhibit A within 60 days of the Date of Termination, the Company shall pay or provide to the Executive the following benefits or amounts:

i. A cash lump sum in an amount equal to the sum of the Executive’s Base Salary and Target Bonus; provided, however, that such amount shall be paid in lieu of, and the Executive hereby waives the right to receive, any other amount of severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under any employment agreement or severance plan, policy or arrangement of the Company.

ii. A cash lump sum in an amount equal to a pro-rata portion of the Executive’s Target Bonus for the fiscal year in which the Executive’s termination occurs (determined by multiplying the amount of the Target Bonus by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company and the denominator of which is 365) (the “Pro Rata Bonus”); provided that if such Qualifying Termination occurs before January 1, 2012, the Executive will receive an amount equal to the greater of (i) the Executive’s Pro Rata Bonus or (ii) the amount by which the Executive’s target bonus for the fiscal year ending June 30, 2011 exceeds the annual bonus actually paid to the Executive for the fiscal year ending June 30, 2011. For the sake of clarity, if the Executive has not actually been paid an annual bonus for the fiscal year ending June 30, 2011 at the time of the Qualifying Termination, the applicable amount paid to the Executive for the fiscal year ending June 30, 2011 for purposes of calculating the amount under clause (ii) shall be $0, but the Executive shall not be entitled to subsequently receive a bonus payment for the fiscal year ending June 30, 2011.

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iii. The Company shall provide the Executive with up to $25,000 annually of outplacement services during the two-year period following the Date of Termination through and at the facilities of a reputable and experienced vendor selected by the Executive.

iv. If the Executive validly elects COBRA continuation coverage, the Company shall pay the Executive up to twelve monthly payments in an amount sufficient, on an after-tax basis, to pay the portion of the premium paid by the Company for medical coverage for its senior executives. The Company may modify this clause (iv) to the minimum extent necessary to avoid any penalties imposed by law as a result of this provision.

v. All outstanding equity-based awards granted to the Executive shall be fully vested and earned, and any outstanding option, stock appreciation right, and other outstanding award in the nature of a right that may be exercised that was granted to the Executive and that was not previously exercisable and vested shall become fully exercisable and vested, and each such right (whether or not previously vested) held by the Executive as of the Date of Termination shall remain exercisable in accordance with the applicable terms of such right, but in any event until the earlier of the expiration of its original term and the six month anniversary of the Executive’s Date of Termination. Payment in respect of the underlying awards hereof shall be made in the form of the equity security to which such awards relate if such securities are then admitted for trading on a national securities exchange or are then admitted for quotation on a national quotation system; provided that the Company may instead elect to settle such awards in cash. If such securities are not so admitted, payment in respect of the underlying awards described in this subparagraph shall be made in cash based on the fair market value of the securities (as determined by the board of directors of the issuer of such shares in good faith) to which such awards relate.

(c) The Company shall continue to pay the Executive’s Annual Base Salary during the pendency of a dispute over his termination. Amounts paid under this Section 4(c) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

(d) In the event that that any payment that is either received by the Executive or paid by the Company on the Executive’s behalf or any property, or any other benefit provided to the Executive under this Agreement or under any other plan, arrangement or agreement with the Company or any other person whose payments or benefits are treated as contingent on a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) or any person affiliated with the Company or such person (but only if such payment or other benefit is in connection with the Executive’s employment by the Company) (collectively the “Company Payments”) would be subject to the tax imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) (the “Excise Tax”), then the Executive will be entitled to receive either (A) the full amount of the Company Payments, or (B) a portion of the Company Payments having a value equal to $1 less than three (3) times the Executive’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code) (the “Safe Harbor Amount”), whichever of clauses (A) and (B), after taking into account applicable federal, state, and local income taxes and the Excise Tax, results in the receipt by the Executive on an after-tax basis, of the greatest portion of the Company Payments. Any reduction of the Company Payments pursuant to the foregoing shall occur in the following order: (A) any cash severance payable by reference to the Executive’s base salary or annual bonus; (B) any other cash amount payable to the Executive; (C) any benefit valued as a “parachute payment;” and (D) acceleration of vesting of any equity award. Any determination required under this Section 4(d) shall be made in writing by the independent public accountants of the Company, whose determination shall be conclusive and binding for all purposes upon the Company and the Executive. For purposes of making any calculation required by this Section 4(d), such accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code.

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5. Other Terminations. In the event the Executive’s employment is terminated during the Employment Period other than in a manner described in Section 3(b), the Executive (or, as applicable, the Executive’s estate or designated beneficiaries) shall be entitled to receive the Accrued Obligations.

6. Section 409A. Notwithstanding the timing of the payments pursuant to Section 4, to the extent the Executive would otherwise be entitled to a payment during the six months beginning on the Date of Termination that would be subject to the additional tax imposed under Section 409A of the Code if it were made during such period pursuant to Section 409A(a)(2)(B), (i) the payment will not be made to the Executive and instead will be made, at the election of the Company, either to a trust in compliance with Rev. Proc. 92-64 or an escrow account established to fund such payments (provided that such funds shall be at all times subject to the creditors of the Company and its affiliates) and (ii) the payment, together with interest thereon at the rate of “prime” plus 1%, will be paid to the Executive on the earlier of the six-month anniversary of Date of Termination or the Executive’s death or disability (within the meaning of Section 409A of the Code). Similarly, to the extent the Executive would otherwise be entitled to any benefit (other than a cash payment) during the six months beginning on the Date of Termination that would be subject to the additional tax under Section 409A of the Code, the benefit will be delayed and will begin being provided (together, if applicable, with an adjustment to compensate the Executive for the delay, with such adjustment to be determined in the Company’s reasonable good faith discretion) on the earlier of the six-month anniversary of the Date of Termination or the Executive’s death or disability (within the meaning of Section 409A of the Code). The Company will establish the trust or escrow account, as applicable, no later than ten days after the Executive’s Date of Termination. It is the intention of the parties that the payments and benefits to which the Executive could become entitled in connection with termination of employment under this Agreement comply with Section 409A of the Code. In the event that the parties determine that any such benefit or right does not so comply, they will negotiate reasonably and in good faith to amend the terms of this Agreement such that it complies (in a manner that attempts to minimize the economic impact of such amendment on the Executive and the Company and its affiliates).

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For purposes of Section 409A of the Code, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. This Agreement is intended to comply with the requirements of Section 409A of the Code, and specifically, with the separation pay exemption and short term deferral exemption of Section 409A, and shall, in all respects be administered in accordance with Section 409A. Notwithstanding anything in the Agreement to the contrary, distributions may only be made under the Agreement upon an event and in a manner permitted by section 409A of the Code or an applicable exemption. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A. Any amounts payable solely on account of an involuntary separation from service of Employee within the meaning of Section 409A (including separation from service for Good Reason) shall be excludible from the requirements of Section 409A, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum possible extent. Any reimbursements or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

Subject to this Section 6, to the extent any payment pursuant to Section 4(b)(i), (ii), or (iv) is considered to be non-qualified deferred compensation within the meaning of Section 409A of the Code, such payment shall be made on the 60th day following the Date of Termination and shall include any payments that otherwise would have been made before such date.

7. Non-Exclusivity of Rights. Except as otherwise expressly provided for in this Agreement, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

8. No Offset. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay, to the fullest extent permitted by law, all legal fees and expenses which the Executive may reasonably incur at all stages of proceedings, including, without limitation, preparation and appellate review, as a result of any contest (regardless of whether formal legal proceedings are ever commenced and regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.

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9. Nondisclosure of the Company Information. The Executive understands that, for purposes of this Agreement, Proprietary Information (“Proprietary Information”) means any and all confidential or proprietary information or trade secrets of the Company, including, but not limited to, third party information provided to the Company on a confidential basis, and any confidential or proprietary information of the Company pertaining to:

(a) Product and services sales or marketing information such as the Company’s technical, management, or cost proposals; bid or proposal information and strategies; capture plans; indirect cost structure rates; product or services plans, specifications, and associated software; price lists; current or potential client information including names, addresses, identifying information, special needs, purchasing practices, relationship history, contracts and sales agreements; and competitive analyses including future market and product direction;

(b) Corporate information such as strategic business plans; operating and financial plans; business plans; financial reports; cost accounting reports; indirect budgets, proposal budgets; DCAA budget submissions; contract analysis summaries; revenue recognition reports; telephone lists; other employees’ salaries data; administrative policies and procedures; employee rosters; organization charts; and all company policies and procedures;

(c) Technical information including software code and documentation; data mining algorithms and techniques; patterns, thresholds and values; and all forms of research and development, including but not limited to information related to abandoned or failed technologies or products; and

(d) All information which is not generally known to the public or within the industry or trade in which the Company competes and that gives the Company any advantage over its competitors, and all physical embodiments of that information in any tangible form, whether written or machine-readable in nature.

Proprietary Information does not include the Executive’s prior inventions, products, patents or copyrights or academic information generated by the Executive using only non-Company data. In addition, Proprietary Information does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Executive in breach of this Agreement, (ii) was within the Executive’s possession (as proven by the Executive) prior to its being furnished to him by or on behalf of the Company, provided that the Executive believed in good faith that the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information, or (iii) becomes available to the Executive on a non-confidential basis from a source other than the Company or any of its representatives, provided that the Executive believes in good faith that such source is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company or any other party with respect to such information.

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For the duration of and after the termination of the Executive’s employment with the Company, the Executive agrees not to disclose, transfer, remove, copy or use, directly or indirectly, any Proprietary Information for any purpose other than in the performance of his duties for the Company. The Executive understands and agrees that disclosures authorized by the Company for the benefit of the Company must be made in accordance with the Company policies and practices designed to maintain the confidentiality of Proprietary Information. Further, the Executive agrees to use all reasonable measures to prevent the unauthorized use by others of Proprietary Information that the Executive has in the Executive’s possession or control.

In the event the Executive receives a formal demand pursuant to a subpoena or other validly issued administrative or judicial process or a governmental request (formal or informal) for any Proprietary Information, the Executive shall promptly notify the Company and, in the case of a formal demand, tender to it the defense thereof. Unless the formal demand shall have been timely limited, quashed, or extended or the governmental request otherwise withdrawn, the Executive shall thereafter be entitled to comply with such demand or request to the extent permitted by law. If requested by the Company, the Executive shall cooperate (at the expense of the Company) in the defense of a formal demand.

While the Executive is employed by the Company, (i) the Executive agrees to not use or rely on the confidential or proprietary information or trade secrets of a third party in the performance of his work for the Company except when obtained through lawful means such as contractual teaming agreements, purchase of copyrights, or other written permission for use of such information, and (ii) except as otherwise provided by Company policy, the Executive shall obtain prior written consent from an authorized officer of the Company for any article he submits for publication or any public speech he delivers that contains information related to the Company business or that identifies the Executive as a representative of the Company.

10. Nonsolicitation; Nondisparagement. For a period of two (2) years after the Date of Termination, the Executive will not directly or indirectly (a) solicit any employee of the Company or any of its subsidiaries or affiliates to discontinue that person’s employment relationship with the Company or such entity, or (b) make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the Company, its subsidiaries or affiliates or any officer or director thereof, except that this provision shall not be interpreted to prevent Executive from testifying in response to a subpoena. For a period of two (2) years after the Date of Termination, the Company agrees that the officers and the Board members of the Company will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the Executive or otherwise disparage the Executive in any manner that is likely to be harmful to the Executive’s business reputation, except that this provision shall not be interpreted to preventing any such individuals from testifying in response to a subpoena.

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11. Indemnification. During the Employment Period and thereafter, the Company and its affiliates agrees to indemnify and hold the Executive and the Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative), or any threatened claim or proceeding (whether civil, criminal, administrative or investigative), against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Company, or the Executive’s service in any such capacity or similar capacity with a subsidiary or affiliate of the Company or other entity at the request of the Company, both prior to and after the Commencement of the Term, and to promptly advance to the Executive or the Executive’s heirs or representatives such expenses upon written request with appropriate documentation of such expense upon receipt of an undertaking by the Executive or on the Executive’s behalf to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company. During the Term and thereafter, the Company also shall provide the Executive with coverage under a current directors’ and officers’ liability policy to the same extent that it or its affiliates provides such coverage to its other senior executives of the Company. If the Company agrees in writing that it is responsible for the costs and resolution of such proceeding, the Company shall be entitled to assume the defense of any such proceeding and the Executive will use reasonable efforts at the Company’s expense to cooperate with such defense. To the extent that the Executive in good faith determines that there is an actual or potential conflict of interest between the Company and the Executive in connection with the defense of a proceeding, the Executive shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by the Executive (provided that the Company may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent reasonably consistent with the Executive’s separate defense. The Company shall not be liable for any settlement of any proceeding effected without its prior written consent, with such consent not to be unreasonably withheld or delayed.

12. Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

13. Miscellaneous.

(a) This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

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(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Last home address shown on the Company’s records

If to the Company:

SRA International, Inc.

4350 Fair Lakes Court

Fairfax, VA 22033

Attention: General Counsel

or such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f) The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and, prior to the Effective Date, may be terminated by either the Executive or the Company at any time.

(g) This Agreement may be executed in several counterparts, each of which will be deemed on original, but all of which taken together constitute one and the same instrument.

(h) For a period of three (3) months after the Date of Termination, the Executive will continue to abide by the Company’s Insider Trading Policy as in effect from time to time, including the Trading Window restrictions provided for therein. To the extent required by law or the Company’s policies as in effect from time to time governing clawback, recoupment and similar repayment requirements, the Company may require the Executive to return to the Company any compensation (including without limitation salary, bonus, equity grants or other benefits) paid or otherwise granted to the Executive.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE

/S/ JEFFREY RYDANT
Jeff Rydant

SRA INTERNATIONAL, INC.

By:	/S/ STANTON D. SLOANE
Name:
Title:

Signature Page to Executive Retention Agreement

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APPENDIX A

DEFINITIONS

1. “Accrued Obligations” means the sum of (a) the Executive’s annual base salary through the Date of Termination to the extent not theretofore paid; (b) any accrued personal or banked leave, to the extent not theretofore paid; and (c) to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (including deferred compensation arrangements, but excluding severance or termination plans, policies and arrangements) in accordance with its terms.

2. “Agreement Trigger” means the earliest date on which any of the following events occurs (a) a Potential Change in Control occurs, (b) the Board approves a plan of complete liquidation or dissolution of the Company, (c) a Change in Control occurs pursuant to Section 5(a), (b) or (d) below or (d) a definitive agreement is signed by the Company which provides for a transaction that, if approved by shareholders or consummated, as applicable, would result in a Change in Control pursuant to Section 5(c) or (d) below.

3. “Base Salary” means the greater of the Executive’s annual base salary in effect immediately prior to (a) the Change in Control and (b) the Executive’s Date of Termination.

4. “Cause” shall mean: (a) the willful and continued failure by the Executive to perform substantially all of his duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, or (b) the willful engaging by the Executive in criminal conduct that is materially and demonstrably injurious to the Company. No act or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. It is also expressly understood that the Executive’s attention to matters not directly related to the business of the Company shall not provide a basis for termination for Cause so long as the Board has approved the Executive’s engagement in such activities. Notwithstanding the foregoing, “Cause” for termination the Executive shall not exist unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of the conduct set forth above in (a) or (b) of this paragraph and specifying the particulars thereof in detail.

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5. “Change in Control” shall mean any of the following:

a. New Significant Shareholder: Any Person (as defined in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended to include syndicates or groups) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of then outstanding securities of the Company (“Outstanding Company Voting Securities”); provided, however, that:

i. such Person shall not include (w) the Company or any subsidiary of the Company, (x) a corporation or other entity owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company, (y) an employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, or (z) Ernst Volgenau, William Brehm or any “Permitted Transferee” (used herein as defined in the Amended and Restated Certificate of Incorporation of the Company) of either Mr. Volgenau or Mr. Brehm so long as such transferee continues to so qualify as a Permitted Transferee (collectively, “Excluded Persons”);

ii. any acquisition in connection with a corporate transaction that does not constitute a Change in Control under clause c, below shall not constitute a “Change in Control hereunder”; and

iii. no crossing of such 35% threshold shall be a “Change in Control” if it is caused (x) solely as a result of an acquisition by the Company of its voting securities or (y) solely as a result of an acquisition of voting securities of the Company directly from the Company, in either case until such time thereafter as such Person acquires additional voting securities other than directly from the Company, and, after giving effect to such transaction, such Person owns securities representing 35% or more of the combined voting power of then outstanding securities of the Company.

b. Material Change in Board of Directors: Individuals who, as of the Effective Date, constitute the Board (such individuals being referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act relating to the election of the directors of the Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

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c. Merger or Asset Sale and Material Change in Shareholders and Board: A merger, consolidation, reorganization or share exchange of the Company (including a transaction involving a subsidiary of the Company that is intended to effect a change in control of the Company), or sale of all or substantially all of the assets of the Company and its subsidiaries on a consolidated basis, unless, immediately following such transaction, all of the following shall apply: (A) all or substantially all of the beneficial owners of the Company immediately prior to such transaction will beneficially own in substantially the same proportions, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such transaction (including, without limitation, a corporation or other entity which, as a result of such transaction, owns the Company or all or substantially all of the Company assets, either directly or through one or more subsidiaries) (the “Successor Entity”), (B) no Person (other than Ernst Volgenau, William Brehm or any Permitted Transferee of either Mr. Volgenau or Mr. Brehm so long as such transferee continues to so qualify as a Permitted Transferee) will be the beneficial owner, directly or indirectly, of 35% or more of the combined voting power of the then outstanding voting securities of the Successor Entity, and (C) at least a majority of the members of the board of directors of the Successor Entity will be Incumbent Directors.

All terms used in this definition shall be interpreted in a manner consistent with the Exchange Act.

6. “Date of Termination” shall mean (a) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (b) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and (c) if the Executive’s employment is terminated by reason of Disability, the Date of Termination shall be the Disability Effective Date.

7. “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

8. “Good Reason” shall mean the Executive’s termination of employment if the Executive shall show that any of the following has occurred: (i) a material adverse change in Executive’s title, duties, position, responsibilities or compensation; (ii) the assignment of duties materially inconsistent with the Executive’s duties as of the Effective Date; (iii) a material change in the Executive’s principal place of employment such that the Executive’s commuting distance as of the date of the Effective Date increases by more than twenty-five (25) miles; (iv) a material breach of this Agreement by the Company; or (v) failure by the Company to obtain written assumption of this Agreement by a purchaser or successor following a Change in Control. Executive must give the Company written notice of any Good Reason termination of employment. Such notice must be given within thirty (30) days following his knowledge of the first occurrence of a Good Reason circumstance set forth above. Such notice must specify which of the circumstances set forth above the Executive is relying on and the particular action(s) or inaction(s) giving rise to such circumstance. The Good Reason termination shall not be effective if, within ninety (90) days of Company’s receipt of such notice, the Company remedies the circumstance(s) giving rise to the notice, or if the Executive’s Date of Termination does not occur within thirty (30) days after the end of the ninety (90)-day period provided to the Company to remedy the circumstances giving rise to the notice.

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9. “Notice of Termination” shall mean a written notice which (a) indicates the specific termination provision in this Agreement relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (c) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination (which, except in the case of a termination due to a Disability, date shall be not more than fifteen days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstances which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

10. “Potential Change in Control” means the occurrence of any of the following: (a) the Company or any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) publicly announces or otherwise communicates to the Board in writing an intention to take or to consider taking actions (i.e., a “bear hug” letter, an unsolicited offer or the commencement of a proxy contest) which, if consummated or approved by shareholders, as applicable, would constitute a Change in Control; or (b) any Person (other than an Excluded Person) directly or indirectly, acquires beneficial ownership of 15% or more of the Outstanding Company Voting Securities.

11. “Target Bonus” means the greater of the Executive’s target annual bonus in effect immediately prior to (a) the Change in Control and (b) the Executive’s Date of Termination.

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EXHIBIT A

GENERAL RELEASE

I,                                         , in consideration of and subject to the performance by SRA International, Inc. (together with its direct and indirect subsidiaries, the “Company”), of its obligations under Section 4 of the Senior Executive Retention Agreement, dated as of [—] (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its respective affiliates and subsidiaries and all present, former and future directors, officers, agents, representatives, employees, successors and assigns of the Company and/or its respective affiliates and subsidiaries and direct or indirect owners (collectively, the “Released Parties”) to the extent provided herein (this “General Release”). Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.

1.	I understand that any payments or benefits paid or granted to me under Section 4(b) of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 4(b) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.

2.	Except as provided in paragraph 4 and paragraph 10 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company and/or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, ever had, now have, or hereafter may have, by reason of any matter, cause, or thing whatsoever, from the beginning of my initial dealings with the Company to the date of this General Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to my employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

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3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.	I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the foregoing, I acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

6.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event that I should bring a Claim seeking damages against the Company, or in the event that I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim, or of any facts that could give rise to a claim, of the type described in paragraph 2 as of the execution of this General Release.

7.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

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8.	Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC) or any other self-regulatory organization or governmental entity.

9.	I represent that I am not aware of any Claim by me, and I acknowledge that I may hereafter discover Claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

10.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims: (i) arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof, (ii) for any accrued, vested benefits under any employee benefit, equity or pension plan of the Company, subject to the terms and conditions of such plan and applicable law, (iii) for indemnification or reimbursement of expenses under the Company’s organizational documents, By-Laws or any agreement concerning indemnification or reimbursement of expenses, (iv) to director and officer insurance coverage, if any, (v) for reimbursement of business expenses incurred during the course of my employment with the Company and in accordance with applicable Company, (vi) to obtain contribution as permitted by applicable law in an instance in which both I, on the one hand, and the Company, any affiliate of the Company or any other Released Party, on the other hand, are held to be jointly liable, or (vii) that initially arise after the date hereof.

11.	Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

i.	I HAVE READ IT CAREFULLY;

ii.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990, AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

iii.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

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iv.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

v.	I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]-DAY PERIOD;

vi.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

vii.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

viii.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:	DATE:

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